Exhibit 5.1

+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

July 26, 2024

Aileron Therapeutics, Inc.

12407 N. Mopac Expy., Suite 250 #390

Austin, TX 78758

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-265470) (the “Registration Statement”) filed by Aileron Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, an indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company which may be issued from time to time on a delayed or continuous basis by the Company pursuant to Rule 415 under the Securities Act, at an initial aggregate offering price of up to $150,000,000, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated July 26, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock having an aggregate offering price of up to $50,000,000 (the “Shares”).

The Shares are to be issued and sold pursuant to an Equity Distribution Agreement, dated July 26, 2024, between the Company and Citizens JMP Securities, LLC (the “Equity Distribution Agreement”). The Equity Distribution Agreement is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares pursuant to the Equity Distribution Agreement.

We have examined and relied upon copies of the Registration Statement and the Prospectus as filed with the Commission. We have also examined and relied upon the Equity Distribution Agreement, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, and minutes of meetings of the stockholders and the Board of Directors of the Company, including committees thereof, as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

July 26, 2024 Page 2

We have assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of such Shares, the Board (or any committee of the Board or any person acting pursuant to authority properly delegated to such person by the Board or any committee of such Board) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Equity Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP
WILMER CUTLER PICKERING
HALE AND DORR LLP